Exhibit 19.1
SUNRUN INC.
AMENDED AND RESTATED INSIDER TRADING POLICY
(Adopted on November 6, 2015, last amended on October 26, 2023)
The Board of Directors (the “Board”) of Sunrun Inc. (“we,” “our” or “Sunrun”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our directors, employees, consultants, contractors and other agents.
A. Why do we have this Policy?
On a regular basis we provide our directors, employees, consultants, contractors and other agents with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because these individuals will have knowledge of specific confidential information that is not disclosed outside of Sunrun and which will constitute material nonpublic information, trading in our common stock by these individuals could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Sunrun and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about Sunrun is subject to your Employee Confidentiality and Inventions Assignment Agreement, Consulting Agreement or any other contractual confidentiality obligations you may have to Sunrun, and is not to be used or disclosed outside of Sunrun, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to comply with the laws governing (i) trading in our common stock while in possession of material nonpublic information concerning Sunrun and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.
B. What is Sunrun’s policy on Insider Trading?
1.     Do not engage in any transaction involving Sunrun’s securities or securities of other applicable public companies while you are aware of material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Sunrun’s securities while you are aware of material nonpublic information about Sunrun. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
Similarly, you may not engage in transactions involving the securities of any other company, including but not limited to, a supplier, partner or collaborator of Sunrun or an economically-linked company such as a competitor of Sunrun, if you are aware of material nonpublic information about that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging
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in transactions involving the securities of that other company until the information becomes public or is no longer material. For example, if you learn of nonpublic information during the course of your relationship with Sunrun that could affect the stock price of a Sunrun competitor, you may not trade in that competitor’s stock until the information becomes public or is no longer material. It is important to note that “materiality” is different for different companies. Information that is not material to Sunrun may be material to another company.
2. Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning Sunrun or any other company, including but not limited to a supplier, partner or collaborator of Sunrun or an economically linked company such as a competitor of Sunrun, to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission in compliance with Sunrun’s Whistleblower Policy. Any nonpublic information you acquire in the course of your relationship with Sunrun may only be used for legitimate Sunrun business purposes. In addition, you are required to handle the nonpublic information of other companies in accordance with the terms of any relevant nondisclosure agreements, and limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Sunrun or otherwise, based on material nonpublic information about that company. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room or message board that is related to trading in Sunrun’s securities or the securities of another company. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.
3. Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of Sunrun, such as a stock analyst, you should refer the inquiry to our Chief Legal and People Officer or our Chief Financial Officer (each, a “Compliance Officer”). Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
4. Take personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Sunrun, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.
C. Who does this Policy apply to?
This Policy applies to all officers, directors, employees, consultants, contractors and other agents of Sunrun (or “you”) upon the commencement of their relationship with Sunrun.
References in this Policy to “you” also include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you influence, direct or control. You are responsible for making sure that these individuals and entities comply with this Policy. This Policy is confidential and is subject to your Employee Confidentiality and Inventions Assignment Agreement, Consulting Agreement or any other contractual confidentiality obligations you may have to Sunrun. Nonetheless, you may share this Policy with your spouse or domestic partner, financial planner, tax advisor or attorney on a need-to-know basis, provided the confidentiality obligations are maintained (i.e., those persons do not use this disclosure in any manner other than to advise you, and they do not disseminate this Policy).
You are expected to comply with this Policy as long as you hold Sunrun’s securities and possess any material nonpublic information about Sunrun or other applicable companies, as more specifically set forth in this policy. This means that, even after you cease to be affiliated with Sunrun, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a blackout period under this Policy at the time you cease to be affiliated with Sunrun, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
D. What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Sunrun’s securities. This Policy therefore applies to purchases, sales, transfers, and any other dispositions of Sunrun’s common stock, options, warrants, debt securities and other securities (excluding distributions of Sunrun’s securities by entities to their partners or members). This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a transaction involves one or 10,000 shares of Sunrun’s common stock).
Transactions that are Strictly Prohibited or Require Special Consideration
1.     Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Sunrun’s securities. Short sales may signal to the market possible bad news about Sunrun or a general lack of confidence in Sunrun’s prospects, and an expectation that the value of Sunrun’s securities will decline.
2. You may not:
a.     Engage in derivative securities or hedging transactions – You may not trade in publicly- traded options, such as puts and calls, and other derivative securities with respect to Sunrun’s securities (other than stock options and other compensatory equity awards issued to you by Sunrun). This includes any hedging or similar transaction designed to decrease the risks associated with holding Sunrun’s common stock.
b.     Use Sunrun’s securities as collateral for loans - You may not pledge Sunrun’s securities as collateral for loans.
c.     Hold Sunrun’s common stock in margin accounts - You may not hold Sunrun’s common stock in margin accounts because your broker may sell securities held in the margin account during a blackout period.
3.     Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.

E. What does “Material Nonpublic Information” mean?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain Sunrun’s securities or the securities of other applicable companies. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release) and the public has had a chance to absorb and evaluate it.

Examples of information that would normally be regarded as “material” include the following, although the list is not exclusive:
●financial results, financial condition, projections or forecasts;
●known but unannounced earnings or losses;
●plans to launch new products or features or other market initiatives of a significant nature;
●the status of Sunrun’s progress toward achieving significant goals;
●significant developments involving business relationships with customers or other business partners;
●site challenges, such as infrastructure stability or technical scalability issues;
●significant corporate events, such as a pending or proposed acquisition;
●new equity or debt offerings;
●significant cybersecurity incident, a significant disruption in Sunrun’s operations, or a loss, potential loss, vulnerability, breach or unauthorized access to the company’s property or assets, including our facilities and information technology infrastructure;
●positive or negative developments in outstanding litigation or regulatory matters; or
●known but unannounced changes in senior management or the Board.
Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.
Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.
When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with a Compliance Officer.
F. When may I trade in Sunrun’s common stock?
Even if you are not in possession of any material nonpublic information, you may only trade in Sunrun’s common stock if all of the following conditions have been met:
1. Open trading window:
Except for those individuals listed on Schedule I, you may only trade in Sunrun’s common stock during an open trading window. Our trading window will typically open at the start of the second full trading day following the date our quarterly financial results are publicly disclosed and continue through the 15th day of the third month of the quarter. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)

2. Pre-clearance:
If you are a member of the Board (“Directors”) or a member of the executive team (“Executives”) of Sunrun or other individual designated on Schedule II attached hereto, you must receive pre-clearance from a Compliance Officer of your proposed trade (please see attached form). From time to time, Sunrun may identify other persons who require pre-clearance, and a Compliance Officer may update and revise Schedule II as appropriate. If you are a Compliance Officer, you may not trade in Sunrun’s common stock unless the other Compliance Officer has pre-cleared the trade.

The Compliance Officers are under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade. Any request for pre-clearance must be submitted to the Legal Department at least three business days prior to the date of first requested trade.
3. 10b5-1 Plan:
The Securities Exchange Commission has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”) and must be pre-approved by a Compliance Officer. Trades in Sunrun’s common stock made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the trade or a blackout period is in effect. Executives and directors are strongly encouraged, should they wish to trade in Sunrun’s common stock, to do so via a 10b5-1 Plan. Anyone else desiring to trade via such a plan may also do so. Trading plans must be pre-approved by and filed with a Compliance Officer and be accompanied by an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by Sunrun. Information regarding a trading plan that you may enter may be publicly disclosed, as required by law.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Sunrun, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.
G. When is our Blackout Period?
To limit the likelihood of transactions at times when there is a significant risk of insider trading exposure, Sunrun has instituted quarterly blackout periods and may institute special blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not engage in any transaction involving Sunrun’s securities on the basis of material nonpublic information.
Quarterly blackout periods
Except as discussed in the section titled “Are there any exceptions to this Policy?”, directors, employees, consultants, contractors and other agents may not engage in transactions involving Sunrun’s common stock or other securities during quarterly blackout periods unless such individual is listed on Schedule I. Again, transactions covered by this Policy include purchases, sales, transfers, and any other dispositions of Sunrun’s common stock, options, warrants, debt securities and other securities (excluding distributions of Sunrun’s securities by entities to their partners or members).
Our quarterly blackout periods begin at the end of the 15th day of the third month of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving Sunrun’s common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Special blackout periods
From time to time, we may also implement additional blackout periods when, in the judgment of a Compliance Officer, a blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Sunrun’s common stock or other securities until approved by one of our Compliance Officers.
H. Are there any exceptions to this Policy?
Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergencies or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
1. Receipt, vesting and exercise of stock options
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered by Sunrun, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans.
2. Sale of shares to cover tax withholdings
The trading restrictions under this Policy do not apply to the sale of shares of common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees).
3. Purchases from the Sunrun Employee Stock Purchase Plan
The trading restrictions in this Policy do not apply to elections with respect to participation in Sunrun’s employee stock purchase plan or to purchases of Sunrun’s common stock under the plan. However, the trading restrictions do apply to subsequent sales of Sunrun’s common stock.
4. Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
5. Inheritance or change in form of ownership

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Sunrun securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.
6. Other exceptions
Any other exception from this Policy must be approved by the Chief Legal and People Officer or his/her delegate.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with a Compliance Officer.

I. What are the consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Sunrun and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.
J. What should I do if I suspect that this Policy has been violated?
Please promptly report violations or suspected violations of this Policy to a Compliance Officer. You may also report via our website at www.sunrunethicspoint.com or by calling 855-477-8862.
K. Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
L. Amendments
Sunrun is committed to continuously reviewing and updating its policies, and Sunrun therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.

SUNRUN INC.
INSIDER TRADING POLICY
PRE-CLEARANCE CHECKLIST AND CERTIFICATION
Any request for pre-clearance must be submitted to the Legal Department at least three business days prior to the date of first requested trade.

Name of Person Proposing to Trade:

Purchase or Sale:

Max Number of Shares:

Date of First Requested Trade:

Date Trading will be Completed By:

☐	Compliant with Insider Trading Policy (e.g. during an open window). I will ensure my trade is made during an open window and is in compliance with the Insider Trading Policy.
☐
Rule 10b-5 concerns. I am aware that trading is prohibited when I am in possession of any material nonpublic information regarding Sunrun Inc. that has not been adequately disclosed to the public. I have discussed with a Compliance Officer any information known to me that I believe may be material or that I have any questions about whether it is material.

I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include canceling an open order).

		Signature of Person Proposing to Trade	Date

Printed Name of Person Proposing to Trade

Signature of Compliance Officer	Date